SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

001-33664	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri 63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT.

On March 31, 2010, Charter Communications, Inc. (the "Company") announced the effectiveness of its previously announced amendment to the $8.177 billion credit facility of its subsidiary, Charter Communications Operating, LLC, ("Charter Operating"). The amendment, among other things, provides for the extension of maturities of a portion of the facilities and the amendment of certain other terms and conditions. As a result, Charter Operating has extended $3 billion of existing term loan maturities to September 2016, a two-and-a-half year maturity extension from the existing term loan maturities. The extended term loans bear interest at LIBOR plus 3.25%.

Charter Operating also entered into a New Revolving Credit Facility totaling $1.3 billion.  The New Revolving Credit Facility bears interest at LIBOR plus 3.0% on the drawn amounts. Approximately $251 million of the existing Revolving Credit Facility will remain in place under the existing terms and conditions as non-revolving loans.

Also as a result of the amendment, each of Bank of America, N.A. and JPMorgan Chase Bank, N.A., for itself and on behalf of the lenders under the Charter Operating senior secured credit facilities, agreed to dismiss the pending appeal of the Company's Order of Confirmation pending before the District Court for the Southern District of New York and to waive any objections to the Company's Order of Confirmation issued by the United States Bankruptcy Court for the Southern District of New York.

Charter Operating and the lenders also modified the change of control provisions to remove the requirement that Paul G. Allen hold a certain percentage ownership in the voting control of Charter Operating.  As a result, the Lock Up Agreement requiring Mr. Allen to continue to hold the Class B Common Stock of the Company would allow Mr. Allen to convert such shares into shares of Class A Common Stock of the Company.  On or after January 1, 2011, a majority of the disinterested members of the Board of Directors of the Company may cause Mr. Allen to so convert his Class B Common Stock of the Company.

The press release announcing the effectiveness of the amendments to the Charter Operating credit agreement is attached hereto as Exhibit 99.1.  Below is a description of the Charter Operating credit facilities.  The Charter Operating Amended and Restated Credit Agreement and the Amended and Restated Guarantee and Collateral Agreement are attached hereto as Exhibit 10.1 and 10.2, respectively.  The description below is only a summary of those documents and is modified in its entirety by reference to the agreements.

Charter Operating Credit Facilities

On the March 31, 2010, Charter Operating entered into an amended and restated credit agreement.  Under the amended and restated credit agreement, the Charter Operating term loans have an outstanding principal amount of approximately $7.1 billion at March 31, 2010 as follows:

•
A term B-1 loan with a remaining principal amount of approximately $3.4 billion, which is repayable in equal quarterly installments and aggregating in each loan year to 1% of the original amount of the term B-1 loan, with the remaining balance due at final maturity on March 6, 2014;

•
A term B-2 loan with a remaining principal amount of approximately $490 million, which is repayable in equal quarterly installments and aggregating in each loan year to 1% of the original amount of the term B-2 loan, with the remaining balance due at final maturity on March 6, 2014;

•
A term C loan with a remaining principal amount of approximately $3 billion, which is repayable in equal quarterly installments and aggregating in each loan year to 1% of the original amount of the term C loan, with the remaining balance due at final maturity on September 6, 2016; and

•	A non-revolving loan with a remaining principal amount of approximately $251 million, which is repayable in full on March 6, 2013.

The Charter Operating credit facilities also include a revolving credit facility allowing for borrowings of up to $1.3 billion with an undrawn capacity of approximately $763 million at March 31, 2010.  The revolving commitments terminate on March 6, 2015; provided, however, that Revolving Lenders holding more than 50% of the revolving commitments may advance the termination date to December 1, 2013 if, on December 1, 2013, the Borrower and its subsidiaries do not have less than $1 billion of indebtedness on a consolidated basis with maturities between January 1, 2014 and April 30, 2014.  The revolving credit facility amount is subject to increase, but it may not exceed $1.75 billion in aggregate revolving commitments plus the amount outstanding under the non-revolving loan.

Amounts outstanding under the Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or LIBOR, as defined, plus a margin.  The initial applicable LIBOR margin for the non-revolving loans and the term B-1 loans is 2%.   However, the Charter Operating credit facilities provide for a pricing grid which adjusts the margin for the non-revolving LIBOR loans and the term B-1 loans to be either 1.75% to 2.00% depending on the consolidated leverage ratio at any given time.  With respect to the LIBOR term B-2 loans, the applicable margin is the sum of 5% and the amount (expressed as a percentage), if any, by which 3.5% exceeds the Eurodollar rate applicable to the term B-2 loans at such time.  With respect to the base rate for the term B-2 loans, the applicable margin is 4%.  The applicable margin for the term C loans is 3.25% in the case of LIBOR loans, provided that if certain other term loans are borrowed or certain extended loans are established, then the term C loans shall automatically increase to the extent necessary to cause the yield for the term C loans to be 25 basis points less than the yield for the other certain term loans.  Charter Operating pays interest equal to LIBOR plus 3.0% on amounts borrowed under the revolving credit facility and pays a revolving commitment fee of .5% per annum on the daily average available amount of the revolving commitment, payable quarterly.

The Charter Operating credit facilities also allow us to enter into incremental term loans in the future with an aggregate, together with all other  then outstanding first lien indebtedness, including any first lien notes, of no more than $7.5 billion (less any principal payments of term loan indebtedness and first lien notes), with amortization as set forth in the notices establishing such term loans, but with no amortization greater than 1% prior to the final maturity of the existing term loan. Although the Charter Operating credit facilities allow for the incurrence of a certain amount of incremental term loans, no assurance can be given that we could obtain additional incremental term loans in the future if Charter Operating sought to do so or what amount of incremental term loans would be allowable at any given time under the terms of the Charter Operating credit facilities.

Under the amended and restated credit agreement, Charter Operating is entitled to incur debt in the form of first lien notes, so long as they are not subject to any financial maintenance covenants that are more restrictive than those set forth in the amended and restated credit agreement.  These first lien notes, among other requirements, (i) may not be guaranteed by any subsidiary of Charter Operating that is not a guarantor to the amended and restated credit agreement, (ii) may not be secured by a lien on any assets of Charter Operating or its subsidiaries that does not constitute collateral under the amended and restated credit agreement, (iii) may not provide for scheduled repayment, mandatory redemption (except as provided in clause (iv) below) or sinking fund obligations prior to September 16, 2016, (iv) may not require Charter Operating to repurchase, repay or redeem such first lien notes upon any event prior to September 16, 2016 and (v) provide for covenants, events of default and terms that Charter Operating believes on market terms.

Upon five days notice to the lenders, Charter Operating may at any time request to extend the scheduled maturity date or dates of any payment or payments of principal (including at final maturity of any such term loans) of all or a portion of the term loans of any class (B-1, B-2, C or non-revolving term loans).  The lenders of the applicable class, at their sole discretion, may elect to participate in such extension in whole or in part of its commitments.  In the event that the aggregate amount of term loans subject to extension elections exceeds the amount of loans requested to be extended, the term loans of such electing lenders shall be converted pro rata.

Charter Operating and any one or more of the Lenders may agree that such lenders will extend the revolving loan commitments by executing and delivering to the administrative agent an incremental activation notice which provides for the details of such revolver loan extension including, but not limited to, the amount, the mechanics by which the loan is to be established (i.e. by provision of a new revolving commitment, the conversion of a previously established revolving commitment to a new extended revolving commitment or the conversion of a non-revolving commitment into an extended revolving commitment), the termination date for any such extended revolving commitment (which shall not be earlier for the termination date established March 31, 2010, and there shall not be more than three revolving loan termination dates in effect at any time) and the applicable margin and fees involved with such extension.  The administrative agent and the issuing lenders shall provide consent with respect to each lender providing an extended revolving loan.

Charter Operating shall have the right to prepay term loans of any class to the lenders at a prepayment price which is less than, equal to or greater than the principal amount of such term loans and on a non pro rata basis so long as (i) the aggregate principal amount of prepayment shall not exceed $1 billion, (ii) no prepayment can be made if there is a default or event of default in effect and continuing or, if after such prepayment, the available liquidity of Charter Operating and its subsidiaries would be less than $250 million, (iii) such prepayment offer shall be made to all lenders with term loans of the class selected by Charter Operating on a pro rata basis, and (iv) Charter Operating will supply the administrative agent with an officer’s certificate stating that each such prepayment requirement has been satisfied, among other things.

The obligations of Charter Operating under the Charter Operating credit facilities (the “Obligations”) are guaranteed by Charter Operating’s immediate parent company, CCO Holdings, and subsidiaries of Charter Operating, except for certain subsidiaries, including immaterial subsidiaries and subsidiaries precluded from guaranteeing by reason of the provisions of other indebtedness to which they are subject (the “non-guarantor subsidiaries”).  The Obligations are also secured by (i) a lien on substantially all of the assets of Charter Operating and its subsidiaries (other than assets of the non-guarantor subsidiaries), to the extent such lien can be perfected under the Uniform Commercial Code by the filing of a financing statement, and (ii) a pledge by CCO Holdings of the equity interests owned by it in Charter Operating or any of Charter Operating’s subsidiaries, as well as intercompany obligations owing to it by any of such entities.

The Charter Operating credit facilities contain representations and warranties, and affirmative and negative covenants customary for financings of this type. The financial covenants measure performance against standards set for leverage to be tested as of the end of each quarter.  Additionally, the Charter Operating credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business.  The Charter Operating credit facilities permit Charter Operating and its subsidiaries to make distributions to pay interest on the subordinated and parent company indebtedness, provided that, among other things, no default has occurred and is continuing under the credit facilities.

The events of default under the Charter Operating credit facilities include among other things:

•	the failure to make payments when due or within the applicable grace period;
•
the failure to comply with specified covenants, including, but not limited to, a covenant to deliver audited financial statements for Charter Operating with an unqualified opinion from our independent accountants and without a “going concern” or like qualification or exception;

•
the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating, or Charter Operating’s subsidiaries in aggregate principal amounts in excess of $100 million;

•
the failure to pay or the occurrence of events that result in the acceleration of other indebtedness owing by certain of CCO Holdings’ direct and indirect parent companies in aggregate principal amounts in excess of $200 million;

•
the consummation of any transaction resulting in any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities and Exchange Act of 1934) having power, directly or indirectly, to vote more than 50% of the ordinary voting power for the management of Charter Operating on a fully diluted basis or a “change of control” shall occur under certain other material indebtedness including the CCO Holdings, LLC  indentures and any first lien notes or any long-term indebtedness in amounts in excess of $200 million in aggregate principal amount; and

•	Charter Operating ceasing to be a wholly-owned direct subsidiary of CCO Holdings, except in certain limited circumstances.

ITEM 8.01 OTHER EVENTS.

On April 1, 2010,  the Company announced that it had delivered a notice of redemption to the holders of its Series A 15% Payment-in-Kind Preferred Stock (the “PIK Preferred Stock”). On the redemption date, April 16, 2010, the Company will redeem all 5,520,001 shares of the PIK Preferred Stock. On April 16, the redemption date, the dividends on the PIK Preferred Stock will cease to accrue. The redemption payment will be $25.948 per share for a total redemption payment for all shares of PIK Preferred Stock of approximately $143.2 million and will be funded by cash currently held at Charter Communications, Inc.

The press release announcing the notice of redemption of the PIK Preferred Stock is attached hereto as Exhibit 99.2.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

The following exhibits are filed pursuant to Item 2.03 and 8.01:

Exhibit Number	Description

10.1	Amended & Restated Credit Agreement.*
10.2	Amended & Restated Guarantee & Collateral Agreement.*
99.1	Press Release dated as of March 31, 2010.*
99.2	Press Release dated as of April 1, 2010.*

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                CHARTER COMMUNICATIONS, INC.

Date: April 6, 2010

                               By: /s/ Kevin D. Howard
                                Name: Kevin D. Howard
                                Title: Senior Vice President - Finance, Controller and Chief Accounting Officer

EXHIBIT

Exhibit Number	Description

10.1	Amended & Restated Credit Agreement.*
10.2	Amended & Restated Guarantee & Collateral Agreement.*
99.1	Press Release dated as of March 31, 2010.*
99.2	Press Release dated as of April 1, 2010.*

* filed herewith